EXHIBIT 99.1

FREMONT, Calif., March 18, 2019 /PRNewswire/ -- Aerkomm Inc. ("Aerkomm" or "the Company") (OTCQX: AKOM), a provider of in-flight broadband entertainment and connectivity solutions, today announced that its wholly owned subsidiary, Aircom Pacific, Inc. ("Aircom") has signed a General Terms Agreement ("Agreement") to provide its AERKOMM®K++ in-flight entertainment and connectivity ("IFEC") system to MJet GmbH ("MJet"), an Austrian business aviation operator based in Vienna.

Under the terms of the Agreement, Aircom will provide, install, and test its AERKOMM®K++ IFEC system on MJet's Airbus ACJ319 aircraft. Aircom will also seek certification for its system from the relevant regulatory parties. Upon successful installation, testing, and certification, Aircom will receive a one-time payment from MJet. The one-time payment will be followed by ongoing monthly payments for the provision of in flight connectivity services, such as the provision of unlimited data to inflight users of the AERKOMM®K++ service.

Mr. Jeffrey Wun, CEO of Aerkomm, commented, "This agreement marks the beginning of the AERKOMM®K++ IFEC system's commercial entrance into Europe. As our AERKOMM®K++ system continues to gain recognition around the world, we are confident that we will build additional momentum for its commercialization. We look forward to providing MJet with our industry-leading technology."

About Aerkomm Inc.

Aerkomm Inc. (OTCQX: AKOM), operating through its wholly owned subsidiary, Aircom Pacific, Inc., is a development stage service provider of in-flight entertainment and connectivity, or IFEC, solutions for the airline industry. The Company strives to become a leading provider of a wide range of in-flight broadband entertainment and connectivity services, including Wi-Fi connectivity, cellular networks, movies, gaming, live television, and music. Aerkomm aims to reshape the market for in-flight entertainment and connectivity services by offering on-board connectivity to its prospective airline partners and passengers for free, generating revenue through advertising and on-board transactions.

More information about Aerkomm is available at www.aerkomm.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC File No. 333-222208) on December 20, 2017, as declared effective on May 7, 2018 and supplemented to date. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contact:

Rose Zu
ICR Inc
(+1) 646-405-7006